Exhibit 23.1

                       Consent of Independent Accountants




Plan Administrator
Peoples Bancorp Inc. Retirement Savings Plan
Marietta, Ohio

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-1803) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated April 14, 2005, on our audit of the statement of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2004 and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.


                                          /s/ BKD, LLP

Cincinnati, Ohio
June 10, 2005